UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported)
June 5, 2007

Titanium Metals Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-14368	13-5630895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas		75240-2697
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
(972) 233-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2007, Norman N. Green resigned as a director of the registrant for personal reasons.  On June 8, 2007, the registrant notified the New York Stock Exchange (the “NYSE”) that due to the resignation, the registrant no longer was compliant with Section 303A.01 of the NYSE corporate governance listing standards since it no longer had a majority of independent directors following such resignation.  On June 11, 2007, the NYSE sent a letter to the registrant stating that the registrant was deficient in meeting the requirements of Section 303A.01 of the NYSE corporate governance listing standards due to the fact that the registrant no longer had a majority of independent directors.

On June 11, 2007, the registrant’s nominations committee recommended, and the registrant’s board of directors approved, the appointment of Terry N. Worrell to fill the vacancy on the registrant’s board of directors created by Mr. Green’s resignation, and the board of directors also appointed Mr. Worrell to the registrant’s audit committee.  In making these appointments, the board of directors determined that Mr. Worrell had no material relationship to registrant that might interfere with the exercise of his independence from management and the registrant.  In considering Mr. Worrell’s independence, the nominations committee and the board of directors considered the following relationship:

As part of a five-year pledge of $5.0 million, the Harold Simmons Foundation, Inc., of which the registrant’s chairman of the board is the chairman of the board, contributed in each of 2004, 2005, 2006 and 2007 $1.0 million to Children’s Medical Foundation of Texas, of which foundation Mr. Worrell serves as a trustee.

The board determined that Mr. Worrell did not have a direct or indirect material interest in this transaction based on his representation that he receives no compensation for serving as a trustee of Children’s Medical Foundation of Texas.  As a result of the registrant’s appointment of Mr. Worrell to its board of directors, the registrant believes that it has cured its deficiency under Section 303.A.01 of the NYSE corporate governance listing standards and is now compliant with that section.

Mr. Worrell, age 62, has served on the board of directors of NL Industries, Inc., an affiliate of the registrant (“NL”), since 2003.  Mr. Worrell has been a private investor with Worrell Investments, Inc., a real estate investment company, since 1989.  From 1974 to 1989, Mr. Worrell was president and chief executive officer of Sound Warehouse of Dallas Inc., a chain of retail music stores.  Mr. Worrell is a director of Regency Centers Corporation and a trust manager of Crescent Real Estate Equities Company, both real estate investment trusts.  Mr. Worrell serves on each of NL’s audit committee and management development and compensation committee.

The registrant’s directors are entitled to receive compensation for their services as directors.  Directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  Mr. Worrell will also receive an annual retainer of $10,000, paid in quarterly installments, for serving on the registrant’s audit committee.  If a director dies while serving on the board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  The registrant reimburses its directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

Pursuant to the May 20, 2003 amendment to the Titanium Metals Corporation Amended and Restated 1996 Non-Employee Director Compensation Plan, on the day of each of annual stockholder meeting, each director elected on that day receives a grant of shares of the registrant’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

Under this plan, Mr. Worrell would be entitled to receive this stock grant at the next annual meeting of the registrant’s stockholder if he were elected as a director at that meeting.  The registrant intends to grant Mr. Worrell a similar stock grant prior to the next annual meeting for his services to the registrant as a director prior to such annual meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Titanium Metals Corporation
(Registrant)

By: /s/ A. Andrew R. Louis
Date: June 11, 2007	A. Andrew R. Louis, Secretary